UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

DASEKE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37509	47-3913221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15455 Dallas Parkway Suite 550
Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DSKE	The NASDAQ Stock Market LLC
Warrants, each exercisable for one half of a share of Common Stock at an exercise price of $5.75 per half share	DSKEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2022, the Board of Directors (the “Board”) of Daseke, Inc. (the “Company”) appointed Melendy Lovett to the Board, effective as of such date. Also on January 28, 2022, the Board appointed Ms. Lovett to the Audit Committee and the Compensation Committee of the Board.

Ms. Lovett most recently served in executive roles at Trinity Industries, a multi-billion dollar publicly traded industrial and manufacturing company serving the rail transportation industry, where she served as Senior Vice President and Chief Administrative Officer from March 2014 to February 2019 and again from April 2020 to June 2021. She served as Senior Vice President and Chief Financial Officer from February 2019 to April 2020. Strategic projects she led at Trinity include corporate integration of its largest acquisition, the spin-off of its infrastructure business, a major organizational redesign following the spin-off, and many technology upgrade implementations. Ms. Lovett also had operational responsibility for Trinity’s market-leading Railcar Leasing and Management Services Group as well as Trinity’s trucking and logistics business. Prior to her executive roles with Trinity Industries, Ms. Lovett served the company as a director on the Audit Committee and as chairperson of the Human Resources Committee, before stepping down from her director roles to serve as Senior Vice President and Chief Administrative Officer. Prior to joining Trinity, Ms. Lovett spent more than twenty years at Texas Instruments, holding roles that included Vice President of Human Resources where she was responsible for liaising with the board of directors on executive compensation, as well as ten years as President of the company’s global education technology business. Ms. Lovett earned a bachelor’s degree in Management from Texas A&M University, and a master’s degree in Accounting from the University of Texas at Dallas. She is a Certified Public Accountant in the state of Texas.

Ms. Lovett will receive compensation for service on the Board and its committees in a manner consistent with the Company’s non-employee director compensation policies and programs in effect from time to time. Currently, the Company’s non-employee directors receive an annual cash retainer of $75,000, which is paid in equal installments quarterly. In addition, in connection with her appointment, Ms. Lovett received an award of 4,980 restricted stock units, which will vest on January 1, 2023, if she remains a director as of December 31, 2022. Also, in connection with her appointment to the Board, Ms. Lovett entered into an indemnification agreement with the Company in the same form that the Company has entered into with its other directors.

There are no current or proposed transactions in which Ms. Lovett has or will have a direct or indirect material interest and in which the Company is or will be a participant that require disclosure pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Ms. Lovett and any other person pursuant to which she was appointed as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DASEKE, INC.

Date:	February 1, 2022	By:	/s/ Soumit Roy
Soumit Roy Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary